Advaxis Announces Pricing of Its Public Offering of Common Stock and Warrants

PRINCETON, N.J. (September 7, 2018) – Advaxis, Inc. (NASDAQ: ADXS) (“Advaxis” or the “Company”) announced today the pricing of an underwritten public offering of 16,666,666 shares of its common stock and warrants to purchase up to 14,166,666 shares of common stock. Each share of common stock is being sold together in a fixed combination with a warrant to purchase 0.85 shares of common stock. The warrants will be exercisable immediately, will expire six years from the date of issuance and will have an exercise price of $1.50 per share, subject to anti-dilution adjustments. The gross proceeds of the offering to the Company are expected to be approximately $20 million, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants.

The closing of the offering is expected to occur on or about September 11, 2018, subject to the satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. are acting as joint book-running managers for the offering.

The Company intends to use the net proceeds of the offering to fund its continued research and development initiatives in connection with expanding its product pipeline and for other general corporate purposes, including, but not limited to (i) progression of ADXS-HOT into clinical research in both monotherapy and combination therapy; (ii) investment in ongoing clinical research in ADXS-PSA and ADXS-NEO, both in monotherapy and combination therapy; and (iii) investment in ongoing clinical research with axalimogene filolisbac in head and neck cancer and other HPV associated cancers, including any wind down costs associated with ongoing trials.

The securities described above were offered by the Company pursuant to a “shelf” registration statement (File No. 333-226988) previously filed with the Securities and Exchange Commission (the “SEC”) on August 23, 2018 and declared effective by the SEC on August 30, 2018.

A preliminary prospectus supplement relating to the offering was filed with the SEC on September 6, 2018 and is available on the SEC’s website at http://www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC and also will be available on the SEC’s website. Before investing in the offering, you should read each of the prospectus supplement and the accompanying prospectus in their entirety as well as the other documents that Advaxis has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about the Company and the offering. Copies of the final prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, Telephone: (212) 667-8055, Fax: (212) 667-6141 or by email at equityprospectus@opco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Advaxis, Inc.

Advaxis (NASDAQ:ADXS) is a late-stage biotechnology company focused on the discovery, development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable the T cells to eliminate tumors. Advaxis has four franchises in various stages of clinical and preclinical development: HPV-associated cancers, neoantigen therapy, hotspot/ cancer antigens and prostate cancer.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties, including but not limited to: statements regarding the closing and the anticipated use of proceeds for the proposed offering. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially from such forward-looking statements include: market and other conditions and other risk factors identified from time to time in our reports filed with the SEC. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Investors:
LHA Investor Relations
Miriam Weber Miller, (212) 838-3777

mmiller@lhai.com

Advaxis, Inc.

Ranya Dajani, (609) 250-7559

dajani@advaxis.com

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